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                           DELTA GALIL INDUSTRIES LTD.

                  EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON MARCH 25, 2003

                              --------------------

                                 PROXY STATEMENT

     This Proxy Statement is furnished to the holders of Ordinary Shares, par value NIS 1.00 per share (the "Ordinary Shares") and to holders of American Depositary Receipts ("ADRs") evidencing American Depositary Shares (each representing one Ordinary Share) of Delta Galil Industries Ltd. in connection with an Extraordinary General Meeting of Shareholders of the Company to be held at the Company's offices located at Beit Hatextile, 2 Kaufman St., Tel-Aviv, Israel on March 25, 2003, at 11: 00 a.m. local time, and thereafter as it may be adjourned from time to time (the "Extraordinary General Meeting" or the "Meeting"). Unless the context otherwise requires, references in this Proxy Statement to "Delta Galil", the "Company", "we", and "our" refer to Delta Galil Industries Ltd.

     At the Meeting the following resolutions will be proposed for adoption:

1. To approve and ratify the purchase by the Company of a Directors' and Officers' Insurance Policy.

2. To approve the issuance of Indemnity Undertakings to the Company's current and future Office Holders.

PROXIES

     Holders of Ordinary Shares may vote their shares at the Meeting whether or not they attend by appointing "proxies" to vote on their behalf. A holder of Ordinary Shares may appoint a proxy by delivering an appointment of a proxy to the Company at least 24 hours prior to the Meeting. Holders of Ordinary Shares may revoke the authority granted by their execution of proxies at any time before the effective exercise thereof, by filing with the Company a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the Meeting.

     Holders of ADRs can vote by giving instructions to The Bank of New York, the depositary for the ADRs. A form of voting instruction card and a return envelope for the proxy are also enclosed. In order to be counted, the voting instruction card must be received by The Bank of New York by 5:00 p.m. New York Time on March 18, 2003. Upon the receipt of properly executed voting instructions in the form enclosed from a holder of ADRs, The Bank of New York will vote the Ordinary Shares represented by those ADRs in accordance with such instructions. Holders of ADRs may revoke the authority granted by their execution of proxies at any time before the effective exercise thereof, by filing with The Bank of New York a written notice of revocation or a duly executed proxy bearing a later date.

     With respect to any ADRs for which The Bank of New York does not receive instructions, The Bank of New York will vote those ADRs in proportion to the votes cast by all shareholders.

     We know of no other matters to be submitted at the Meeting other than as specified in the Notice of Annual General Meeting of Shareholders included with this Proxy Statement. If any other business is properly brought before the Meeting, however, it is the intention of the persons named as proxies to vote in respect thereof in accordance with their best judgment.

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     We expect to mail this Proxy Statement to shareholders on or about February
24, 2003. All expenses of this solicitation will be borne by us. In addition to the solicitation of proxies by mail, our directors, officers and employees, without receiving additional compensation therefor, may solicit proxies by telephone, facsimile, in person or by other means. Brokerage firms, nominees, fiduciaries and other custodians may be requested to forward proxy solicitation materials to the beneficial owners of our Ordinary Shares and ADRs held of record by such persons, and we will reimburse such brokerage firms, nominees, fiduciaries and other custodians for reasonable out-of-pocket expenses incurred by them in connection therewith.

SHAREHOLDERS ENTITLED TO VOTE

     Only holders of record of Ordinary Shares (including Ordinary Shares represented by ADRs) at the close of business on February 17, 2003, are entitled to notice of and to vote at the Meeting. At the close of business on January 30, 2003, the Company had 18,257,616outstanding Ordinary Shares (excluding 1,422,483 shares held by Delta Galil and 100,447 Ordinary Shares held by a trustee in connection with Delta's stock option plans). Neither the Company nor the trustee will vote these shares. Each Ordinary Share (including Ordinary Shares represented by ADRs) is entitled to one vote on each matter to be voted on at the Meeting. The votes of all shareholders voting on a matter are counted, and abstentions are not taken into account.

REQUIRED MAJORITY

     Each of the resolutions require the affirmative vote of at least a majority of the voting power represented at the Meeting in person or by proxy and voting on the matter presented for passage. In addition, the simple majority must satisfy additional conditions, as described below.

     Under Section 268 of the Companies Law, a person who holds 25% or more of the voting rights at a company's general meeting (if there is no other person who holds more than 50% of these voting rights) is deemed a "controlling party." Under the Companies Law, transactions in which a controlling party has a personal interest require shareholder approval by a special majority, as described below. Dov Lautman, the Chairman of the Board of Directors, holds more than 25% of the Ordinary Shares of Delta Galil and is, therefore, deemed a controlling party of Delta Galil. Sara Lee International Corporation may also be considered a controlling party by virtue of its shareholders agreement with Mr. Lautman. Each of the resolutions to be considered at the Meeting is an approval of a transaction in which Mr. Lautman and directors representing Sara Lee have an interest. Therefore, the approval of both resolutions at the Meeting will require approval by a special majority of the shareholders of the Company.

     Each resolution will require the affirmative vote of the holders of a majority of the Ordinary Shares present, in person or by proxy, and voting on the matter for the approval thereof, PROVIDED that either (a) the majority of the Ordinary Shares voted at the meeting includes at least one-third of the Ordinary Shares voted by shareholders who do not have a personal interest in the matter; or (b) the total number of Ordinary Shares of the shareholders referred to in clause (a) that were voted against the matter does not exceed one percent of the aggregate voting rights of the Company. FOR THIS PURPOSE, EACH SHAREHOLDER IS ASKED TO INDICATE ON THE PROXY CARD WHETHER OR NOT SUCH SHAREHOLDER HAS A PERSONAL INTEREST IN THIS MATTER, AS A CONDITION FOR HIS RIGHT TO VOTE AND TO BE COUNTED WITH RESPECT TO SUCH RESOLUTIONS IF YOU FAIL TO INDICATE WHETHER OR NOT YOU HAVE A PERSONAL INTEREST IN ANY RESOLUTION, YOUR SHARES WILL NOT BE VOTED AND YOUR VOTE WILL NOT BE COUNTED FOR THAT RESOLUTION. Under the Companies Law, a "PERSONAL INTEREST" of a shareholder (i) includes a personal interest of any members of the shareholder's immediate family (or spouses thereof) or a personal interest of an entity in which the shareholder (or such family member thereof) serves as a director or the CEO, owns at least 5% of its issued share capital or its voting rights or has the right to appoint a director or the CEO and (ii) excludes an interest arising in itself from the ownership of shares in the Company.

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     The lack of a required majority for the adoption of any resolution presented above will not affect the adoption of other resolutions for which the required majority was obtained.

QUORUM

     The quorum required for the Meeting consists of at least two shareholders present in person or by proxy who hold or represent, in the aggregate, at least one third (1/3) of the voting rights of the issued share capital of the Company. In the event that there is a lack of quorum, the meeting will be adjourned to the same day in the following week at the same time and place, or to such other time and place as the Company's board of directors may determine and notify the shareholders entitled to receive such a notice of such determination. If at the reconvened meeting a quorum is not present within one half-hour from the time set for holding the meeting, two shareholders present in person or by proxy will constitute a quorum, regardless of the number of shares represented.

     AFTER CAREFUL CONSIDERATION, OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR SHAREHOLDERS VOTE "FOR" EACH OF THE PROPOSALS DESCRIBED IN THIS PROXY STATEMENT.




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I.   PRINCIPAL SHAREHOLDERS
     ----------------------

     The following table sets forth certain information with respect to the beneficial ownership of Ordinary Shares as of January 30, 2003, with respect to:
(i) each person who is believed by us to be the beneficial owner of more than 5% of the Ordinary Shares; (ii) the President and Chief Executive Officer; and
(iii) all the directors and officers as a group.



                                          NUMBER OF              PERCENT OF
                                          ORDINARY SHARES        ORDINARY SHARES
     NAME AND ADDRESS                     BENEFICIALLY OWNED     OUTSTANDING (1)
     ----------------                     ------------------     ---------------

     Dov Lautman(2)                            6,344,993             34.75 %
     14 Oppenheimer Street
     Tel-Aviv

     Sara Lee International Corporation        4,256,537             23.31 %
     Three First National Plaza
     Chicago IL 60602

     Wafra Acquisition Fund 11, L.P.           1,123,010              6.15 %

     Arnon Tiberg(3)                             493,084              2.70 %

     Officers and directors as a group            96,026              0.53 %
     (4 persons)(4)

     (1) Based on 18,259,619 Ordinary Shares outstanding, excluding 1,422,483 Ordinary Shares held by Delta Galil and 100,447 Ordinary Shares held by a trustee in connection with Delta's stock option plans.

     (2) Includes 4,196,973 shares held by Nichsei Adinoam Ltd. and 1,380,657 shares held by N.D.R.L. Investments (1998) Ltd., each of which are companies controlled by Dov Lautman, and 767,363 shares held directly by Mr. Lautman, the Chairman of our Board of Directors.

     (3) Includes 439,150 shares held by Ha'lakuach Ha'Neeman 65 Ltd., a company controlled by Arnon Tiberg. Mr. Tiberg, our President and Chief Executive Officer, was also granted options to acquire 300,000 ordinary shares. Options to acquire 100,000 ordinary shares have an exercise price of $7.90 per share converted to NIS on the date of the exercise, and vest in four equal tranches over three years commencing in November 1998. Options to acquire an additional 100,000 ordinary shares have an exercise price of $21.07 per share converted to NIS on the date of the exercise, and vest in four equal tranches over three years commencing in August 2000. All of these options are exercisable commencing on the date that is two years after the date such options vested and expire five years after vesting. Options to acquire an additional 100,000 Ordinary Shares have an exercise price of $9.00 per share converted to NIS on the date of the exercise. These options vest in equal tranches over four years commencing in November 2003. The first two tranches are not exercisable until November 2004.

     (4) Does not include shares beneficially owned by Dov Lautman or Arnon Tiberg.

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II.  SHAREHOLDERS AGREEMENTS
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     Dov Lautman, the Chairman of the Board of Directors of Delta and two
companies through which he holds shares in Delta, N.D.R.L. Investments (1998) Ltd. and Nichsei Adinoam Ltd. (the "Lautman Group") are parties to a Shareholders Agreement with Sara Lee Corporation and Sara Lee International Corporation dated as of December 31, 1998.

     The shareholders agreement provides, among other things, that:

     o Sara Lee International Corporation is entitled to nominate 30% of the members of Delta Galil's board of directors, excluding independent directors , with fractions rounded up to the next whole number, and Mr. Lautman is entitled to nominate the remainder of the members of the board, excluding independent directors;

     o Delta Galil may not issue, allot or grant options over or conversion rights into its unissued share capital without the prior consent of Sara Lee International Corporation unless as part of a pro rata distribution of fully paid up bonus shares; and

     o New appointments of a chief executive officer of Delta Galil shall require the consent of Sara Lee International Corporation.

     In addition, the Lautman Group and Sara Lee International Corporation each granted the other a right to purchase any Delta Galil shares that the other party beneficially owns and proposes to sell to unaffiliated third parties.

     The term of the shareholders agreement will expire on the earlier to occur of: (i) the date on which Sara Lee holds less than 18% of the equity rights of Delta Galil and (ii) the transfer by Sara Lee of its shares to a competitor of Delta Galil, which is defined as an entity engaged in the United States, Israel or Western Europe in the manufacture of socks and underwear, including pantyhose and hosiery but excluding brassieres.

     In addition, the Lautman Group, Sara Lee Corporation and Sara Lee International Corporation are parties to a Letter Agreement with Wafra Investment Advisory Group, Inc. dated as of September 11, 2000. Pursuant to the Letter Agreement, which was entered into in connection with the acquisition of Wundies Industries Inc., Mr. Lautman agreed to nominate a person designated by Wafra Acquisition Fund 11, L.P. and approved by Delta Galil, as one of the nominees that Mr. Lautman is entitled to nominate to the board of directors under the shareholders agreement described above. Each of the Lautman Group, Sara Lee Corporation and Sara Lee International Corporation agreed to vote in favor of such appointment. Wafra's nominee shall serve on Delta Galil's board of directors for a period of two years or as long as Wafra continues to hold at least 50% of the ordinary shares of Delta Galil it received in consideration for its sale of shares of Wundies Industries, Inc.

III. RESOLUTIONS
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LEGAL BACKGROUND

     At the Meeting, shareholders will be asked to approve the purchase by Delta Galil of an insurance policy for its directors and officers, as well as an undertaking by Delta Galil to exculpate office holders from liability to Delta Galil and to provide indemnification to office holders. Following is a summary of the legal background for these matters:

     The Israeli Companies Law, 1999 (the "COMPANIES LAW") codifies the fiduciary duties that "office holders," including directors and executive officers, owe to a company. Under the Companies Law, an "OFFICE HOLDER" is a director, general manager, chief business manager, deputy general manager, vice general manager, any other person assuming the responsibilities of any of the foregoing positions without regard to such person's title or any other manager directly subordinate to the general manager.

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     The Companies Law and our Articles of Association authorize us, subject to shareholder approval, to enter into a contract for the insurance of the liability of any of our office holders with respect to:

     o a breach of the office holder's duty of care to Delta Galil or to another person;

     o a breach of the office holder's duty of loyalty to Delta Galil, PROVIDED that the office holder acted in good faith and had reasonable cause to assume that his act would not prejudice Delta Galil's interests; or

     o a financial liability imposed upon the office holder in favor of another person in respect of an act performed by the office holder in the office holder's capacity as an office holder.

     The Companies Law provides that an Israeli company may not exculpate an office holder from liability with respect to a breach of the office holder's duty of loyalty, but may exculpate in advance an office holder from the office holder's liability to the company, in whole or in part, with respect to a breach of the office holder's duty of care. Delta Galil's Articles of Association include the following provisions:

     o a provision authorizing Delta Galil to grant in advance an undertaking to indemnify an office holder, provided that the undertaking is limited to types of events that the board of directors deems to be anticipated and limited to an amount determined by the board of directors to be reasonable under the circumstances;

     o a provision authorizing Delta Galil to retroactively indemnify an office holder;

     o a provision authorizing Delta Galil to indemnify an office holder against a financial liability imposed on him in favor of another person by any judgment, including a settlement or an arbitrator's award approved by a court in respect of an act performed in his capacity as an office holder; and

     o a provision authorizing Delta Galil to indemnify an office holder against reasonable litigation expenses, including attorneys' fees, expended by such office holder or charged to the office holder by a court, in proceedings Delta Galil institutes against the office holder, or instituted on Delta Galil's behalf or by another person, or in a criminal charge from which the office holder was acquitted, all in respect of an act performed in the office holder's capacity as an office holder.

     These provisions are specifically limited in their scope by the Companies Law, which provides that a company may not indemnify an office holder for, nor enter into an insurance contract that would provide coverage for any monetary liability incurred as a result of, any of the following:

     o a breach by the office holder of the office holder's duty of loyalty unless the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

     o a breach by the office holder of his duty of care if such breach was done intentionally or in disregard of the circumstances of the breach or its consequences;

     o any act or omission done with the intent to derive an illegal personal benefit; or

     o any fine levied against the office holder as a result of a criminal offense.

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             ITEM 1 - APPROVAL AND RATIFICATION OF THE PURCHASE OF A
                    DIRECTORS AND OFFICERS INSURANCE POLICY

     The Company is in the process of finalizing negotiations for a new Directors' and Officers' Liability Insurance Policy (the "NEW POLICY") to replace the previous policy, which expired on December 31, 2002.

     The Audit Committee and the Board of Directors unanimously approved, ratified and recommended the purchase of the New Policy for the benefit of the Company's officers and directors, for the period of January 1, 2003 until December 31, 2003. The New Policy will provide coverage of an aggregate amount of up to US$10 million, and the annual premium for the New Policy is US$ 160,000.

     The Audit Committee and the Board of Directors also approved (i) any renewal and/or extension of the New Policy; and (ii) the purchase of any other liability insurance policy; PROVIDED that any renewal, extension or purchase of insurance policy referred to in clauses (i) and (ii) above is for the benefit of the Company's current and/or future officers and directors and on terms substantially similar to or better than (from the Company's perspective) those of the New Policy.

     It is proposed, in accordance with the Companies Law, that at the Meeting the following resolutions be adopted:

             "RESOLVED, to approve and ratify the purchase of the New Policy for the benefit of the Company's directors and officers; and

             "RESOLVED, to approve any (i) renewal and/or extension of the New Policy; and (ii) the purchase of any other liability insurance policy; PROVIDED that any renewal, extension or purchase of insurance policy referred to in clauses (i) and (ii) above is for the benefit of the Company's current and/or future directors and officers and on terms substantially similar to or better than (from the Company's perspective) those of the New Policy."

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THESE PROPOSED RESOLUTIONS.


ITEM 2 - APPROVAL OF INDEMNITY UNDERTAKINGS TO THE COMPANY'S CURRENT AND FUTURE OFFICE HOLDERS

     Consistent with the provisions of Delta Galil's Articles of Association and of the Companies Law, Delta Galil's Audit Committee and Board of Directors each have approved unanimously the granting to Delta Galil's office holders of Indemnity Undertakings. Pursuant to the Indemnity Undertaking, Delta Galil would indemnify the office holder for amounts that the office holder may be obligated to pay in litigation related to the office holder's service to Delta Galil arising in one of the types of events enumerated in the Undertaking. Such indemnification is capped at an aggregate of $15 million for all office holders in respect of the same series of events, less any amount reimbursed by Delta Galil's directors officers insurance, PROVIDED however, that the total amount of indemnity shall not exceed 25% of the shareholders' equity of the Company on the date of the payment of such amount.

     It is proposed, in accordance with the Companies Law, that at the Meeting the following resolution be adopted:

     "RESOLVED, to approve the issuance of Indemnity Undertakings to the Company's current and future Office Holders."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THIS PROPOSED
RESOLUTION.

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IV.  OTHER BUSINESS
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     The Meeting is called for the purposes set forth in the Notice accompanying this Proxy Statement. As of the date of the Notice, the board of directors knows of no business that will be presented for consideration at the Meeting other than the foregoing matters. If other matters not now known properly come before the Meeting, it is intended that the persons named as proxies or their substitutes will vote the shares in accordance with their best judgment with respect to such matters.



                                        By order of the Board of Directors


                                        Yossi Hajaj
                                        Controller and Company Secretary



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